Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results

for the First Quarter of 2014

Net revenues increased 36% to $14.1 million.

TAMPA, FLORIDA – May 9, 2014 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the quarter ended March 28, 2014.

First Quarter Highlights:

●	Total revenue for the 13-week period increased 36% to $14.1 million compared to the same period last year.
●	GAAP net income of $60,200 for the 13-week period ended March 28, 2014 reflecting continued profitable growth.

Revenues increased $3,739,000, or 36%, to $14,090,700 for the 13-week period ended March 28, 2014, as compared to $10,351,700 for the 13-week period ended March 29, 2013. Greater e-commerce order processing resulted in increases in both technology and fulfillment service revenues. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $3,573,200, or 44%, to $11,773,800 for the 13-week period ended March 28, 2014, as compared to $8,200,600 for the 13-week period ended March 29, 2013. As a percentage of revenue, cost of revenue was 84% for the 13-week period ended March 28, 2014, as compared to 79% for the 13-week period ended March 29, 2013. This increase is primarily related to the increase in fulfillment employees needed to manage order growth.

Selling, general and administrative expense increased by $170,800, or 9%, to $2,058,000 for the 13-week period ended March 28, 2014, as compared to $1,887,200 for the 13-week period ended March 29, 2013. This increase was primarily related to increases in staff costs due to additional employees needed to grow client support teams.

Interest expense decreased by $3,700 to $46,800 for the 13-week period ended March 28, 2014, as compared to $50,500 for the 13-week period ended March 29, 2013.

Income tax expense was $59,100 for the 13-week period ended March 28, 2014 compared to an income tax expense of $85,300 for the 13-week period ended March 29, 2013. Differences between the taxable income and the effective tax rate used for 2014 and 2013, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of March 28, 2014, the Company had U.S. (federal and state) net operating loss carry forwards of $791,100 to reduce future taxable income, which will expire between 2027 and 2032. The Company also has a Canadian net operating loss carry forward of $1,235,800 which does not begin to expire until 2030.

Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $60,200 for the 13-week period ended March 28, 2014, compared with net income of $98,300 for the 13-week period ended March 29, 2013, a decrease of 39%.

Basic income per share from continuing operations for the 13-week period ended March 28, 2014 was $0.00 per weighted average share, compared with basic income of $0.01 per weighted average share for the 13-week period ended March 29, 2013.

Adjusted EBITDA for the 13-week period ended March 28, 2014 was approximately $379,500 compared to approximately $381,700 for the 13-week period ended March 29, 2013. The Company defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 13-weeks ended
	March 28, 2014	March 29, 2013
Net income as reported	$60,200	$98,300
Income tax expense	59,100	85,300
Interest expense	46,800	50,500
Depreciation and amortization	213,400	147,600
Adjusted EBITDA	$379,500	$381,700

“We are excited with our 36% revenue growth to start 2014 as well as the continued enhancements made to our technology platform. Our continued growth reflects Jagged Peak’s capabilities to support high-growth brands through our enterprise-level order management solutions,” said Jagged Peak Chief Executive Officer, Paul Demirdjian. “Our technology platform continues to improve customer experience with the ability to offer buy anywhere, fulfill anywhere, return anywhere capabilities while increasing shipping options to reduce delivery times and shipping costs. We have continued to provide large international clients a standardized e-commerce system that integrates with existing order sources, marketplaces and warehouse management systems in a single global instance. ”

“We have expanded our client support and fulfillment teams due to the continued growth of the business,” said Jagged Peak Chief Financial Officer, Albert Narvades. “We will look to build efficiencies with our investments in technology to support our growing clients while we continue our focus on profitable growth.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 27, 2013.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet multi-location warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. For more information, please visit www.jaggedpeak.com.

Investor Relations

Jagged Peak, Inc.

Albert Narvades, 813-637-6900

CFO

anarvades@jaggedpeak.com

© Copyright 2013, Jagged Peak. All rights reserved.